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                     UNDERWRITING AND DISTRIBUTION AGREEMENT

     THIS AGREEMENT, Made this 25th day of October, 2001, by and between Advantus Real Estate Securities Fund, Inc., a Minnesota corporation (the "Fund") and Securian Financial Services, Inc. (the "Underwriter").

               WITNESSETH:

               1.  UNDERWRITING SERVICES.

               The Fund hereby engages the Underwriter, and the Underwriter hereby agrees to act, as principal underwriter for the Fund in the sale and distribution of the shares of the Fund to the public, either through dealers or otherwise. The Underwriter agrees to offer such shares for sale at all times when such shares are available for sale and may lawfully be offered for sale and sold.

               2.  SALE OF FUND SHARES.

               Such shares are to be sold only on the following terms:

               (a) All subscriptions, offers, or sales shall be subject to acceptance or rejection by the Fund. Any offer or sale shall be conclusively presumed to have been accepted by the Fund if the Fund shall fail to notify the Underwriter of the rejection of such offer or sales prior to the computation of the net asset value of the Fund's shares next following receipt by the Fund of notice of such offer or sale.

               (b) No share of the Fund shall be sold by the Underwriter (i) for any consideration other than cash or, pursuant to an exchange privilege provided for by the Fund's currently effective Prospectus, shares of any other investment company for which the Underwriter acts as principal underwriter, or (ii), except in instances otherwise provided for by the Fund's currently effective Prospectus, for any amount less than the public offering price per share, which shall be determined in accordance with the Fund's currently effective Prospectus.

               (c) In connection with certain sales of Fund shares, a contingent deferred sales charge will be imposed in the event of a redemption transaction occurring within a certain period of time following such a purchase, as described in the Fund's currently effective Prospectus and Statement of Additional Information.

               (d) The front-end sales charge, if any, for the Fund may, at the discretion of the Fund and the Underwriter, be reduced or eliminated as permitted by the Investment Company Act of 1940, and the rules and regulations thereunder, as they may be amended from time to time (the "1940 Act"), provided that such reduction or elimination shall be set forth in the Prospectus for the Fund, and provided that the Fund shall in no event receive for any shares sold an amount less than the net asset value thereof. In addition, any contingent deferred sales charge for the Fund may, at the discretion of the Fund and the Underwriter, be reduced or eliminated in accordance with the terms of an exemptive order received from the Securities and Exchange Commission by the Fund, and any amendments thereto, provided that such reduction or elimination shall be set forth in the Prospectus for the Fund.

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               3.  REGISTRATION OF SHARES.

               The Fund agrees to make prompt and reasonable efforts to effect and keep in effect, at its expense, the registration or qualification of its shares for sale in such jurisdictions as the Fund may designate.

               4.  INFORMATION TO BE FURNISHED TO THE UNDERWRITER.

               The Fund agrees that it will furnish the Underwriter with such information with respect to the affairs and accounts of the Fund as the Underwriter may from time to time reasonably require, and further agrees that the Underwriter, at all reasonable times, shall be permitted to inspect the books and records of the Fund.

               5.  ALLOCATION OF EXPENSES.

               During the period of this contract, the Fund shall pay or cause to be paid all expenses, costs, and fees incurred by the Fund which are not assumed by the Underwriter or Advantus Capital Management, Inc., a Minnesota corporation and the Fund's investment adviser. The Underwriter agrees to provide, and shall pay costs which it incurs in connection with providing, administrative or accounting services to shareholders of the Fund (such costs are referred to as "Shareholder Servicing Costs"). The Underwriter shall also pay all costs of distributing the shares of the Fund ("Distribution Expenses"). Distribution Expenses include, but are not limited to, initial and ongoing sales compensation (in addition to sales loads) paid to investment executives of the Underwriter and to other broker-dealers and participating financial institutions; expenses incurred in the printing of prospectuses, statements of additional information and reports used for sales purposes; expenses of preparation and distribution of sales literature; expenses of advertising of any type; an allocation of the Underwriter's overhead; payments to and expenses of persons who provide support services in connection with the distribution of Fund shares; and other distribution related expenses. Shareholder Servicing Costs include all expenses of the Underwriter incurred in connection with providing administrative or accounting services to shareholders of the Fund, including, but not limited to, an allocation of the Underwriter's overhead and payments made to persons, including employees of the Underwriter, who respond to inquiries of shareholders regarding their ownership of Fund shares, or who provide other administrative or accounting services not otherwise required to be provided by the Fund's investment adviser or transfer agent.

               6.  COMPENSATION TO THE UNDERWRITER.

               It is understood and agreed by the parties hereto that the Underwriter will receive as compensation for services it performs hereunder:

               (a) The Underwriter shall be entitled to receive or retain the front-end sales charge imposed in connection with sales of Fund shares, as set forth in Schedule A hereto. Up to the entire amount of the front-end sales charge with respect to the Fund may be reallowed by the Underwriter to broker-dealers and participating financial institutions in connection with their sale of Fund shares. The amount of the front-end sales charge may be retained or deducted by the Underwriter from any sums received by it in payment for shares so sold. If such amount is not deducted by the Underwriter from such payments, such amount shall be paid to the Underwriter

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by the Fund not later than five business days after the close of any calendar quarter during which any such sales were made by the Underwriter and payment received by the Fund.

               (b) The Underwriter shall be entitled to receive or retain any contingent deferred sales charge imposed in connection with any redemption of Fund shares, as set forth in Schedule A hereto.

               (c) Pursuant to the Fund's Plans of Distribution adopted by Class A and Class B shareholders in accordance with Rule 12b-1 under the 1940 Act (the "Plans"), the Fund shall pay the Underwriter a total fee each month equal to .25% per annum of the average daily net assets represented by Class A shares of the Fund and 1.0% per annum of the average daily net assets represented by Class B shares of the Fund to cover Distribution Expenses and Shareholder Servicing Costs. As determined from time to time by the Board of Directors of the Fund, a portion of such fee for each Class may be designated as a "distribution fee" designed to cover Distribution Expenses, and a portion may be designated as a "shareholder servicing fee" designed to cover Shareholder Servicing Costs. Until further action by the Board of Directors, all of such fees for Class A shall be designated as a "shareholder servicing fee" designed to cover only Shareholder Servicing Costs; and all of such fees for Class B shall be designated as a "distribution fee" designed to cover only Distribution Expenses, except that a portion of such fee for Class B, equal to .25% per annum of the average daily net assets of Class B, shall be designated as a "shareholder servicing fee" designed to cover only Shareholder Servicing Costs. Average daily net assets shall be computed in accordance with the Prospectus of the Fund. Amounts payable to the Underwriter under the Plans may exceed or be less than the Underwriter's actual Distribution Expenses and Shareholder Servicing Costs. In the event such Distribution Expenses and Shareholder Servicing Costs exceed amounts payable to the Underwriter under the Plans, the Underwriter shall not be entitled to reimbursement by the Fund.

               (d) In each year during which this Agreement remains in effect, the Underwriter will prepare and furnish to the Board of Directors of the Fund, and the Board will review, on a quarterly basis, written reports complying with the requirements of Rule 12b-1 under the 1940 Act that set forth the amounts expended under this Agreement and the Plans and the purposes for which those expenditures were made.

               7.  LIMITATION OF THE UNDERWRITER'S AUTHORITY.

               The Underwriter shall be deemed to be an independent contractor and, except as specifically provided or authorized herein, shall have no authority to act for or represent the Fund.

               8.  SUBSCRIPTION FOR SHARES--REFUND FOR CANCELLED ORDERS.

               The Underwriter shall subscribe for the shares of the Fund only for the purpose of covering purchase orders already received by it or for the purpose of investment for its own account. In the event that an order for the purchase of shares of the Fund is placed with the Underwriter by a customer or dealer and subsequently cancelled, the Underwriter shall forthwith cancel the subscription for such shares entered on the books of the Fund, and, if the Underwriter has paid the Fund for such shares, shall be entitled to receive from the Fund in refund of such payment the lesser of:

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               (a)    the consideration received by the Fund for said shares;
or

               (b) the net asset value of such shares at the time of cancellation by the Underwriter.

               9.  INDEMNIFICATION OF THE FUND.

               The Underwriter agrees to indemnify the Fund against any and all litigation and other legal proceedings of any kind or nature and against any liability, judgment, cost, or penalty imposed as a result of such litigation or proceedings in any way arising out of or in connection with the sale or distribution of the shares of the Fund by the Underwriter. In the event of the threat or institution of any such litigation or legal proceedings against the Fund, the Underwriter shall defend such action on behalf of the Fund at its own expense, and shall pay any such liability, judgment, cost, or penalty resulting therefrom, whether imposed by legal authority or agreed upon by way of compromise and settlement; provided, however, the Underwriter shall not be required to pay or reimburse the Fund for any liability, judgment, cost, or penalty incurred as a result of information supplied by, or as the result of the omission to supply information by, the Fund to the Underwriter, or to the Underwriter by a director, officer, or employee of the Fund who is not an interested person of the Underwriter, unless the information so supplied or omitted was available to the Underwriter or Management without recourse to the Fund or any such person referred to above.

               10.  FREEDOM TO DEAL WITH THIRD PARTIES.

               The Underwriter shall be free to render to others services of a nature either similar to or different from those rendered under this contract, except such as may impair its performance of the services and duties to be rendered by it hereunder.

               11.  EFFECTIVE DATE, DURATION AND TERMINATION OF
                      AGREEMENT.

               The effective date of this Agreement is set forth in the first paragraph of this Agreement. Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities of the Fund shall mean the vote of 67% or more of such securities if the holders of more than 50% of such securities are present in person or by proxy or the vote of more than 50% of such securities, whichever is the lesser.

               Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect only so long as such continuance is specifically approved at least annually (a) by the Board of Directors of the Fund, or by the vote of the holders of a majority of the outstanding voting securities of the Fund, and (b) by a majority of the directors who are not interested persons of the Underwriter or of the Fund cast in person at a meeting called for the purpose of voting on such approval.

               This Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Directors of the Fund or by the vote of the holders of a majority of

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the outstanding voting securities of the Fund, or by the Underwriter, upon 60 days' written notice to the other party.

               This Agreement shall automatically terminate in the event of its assignment (as defined by the provisions of the Investment Company Act of 1940, as amended).

               12.  AMENDMENTS TO AGREEMENT.

               No material amendment to this Agreement shall be effective until approved by the Underwriter and by vote of majority of the Board of Directors of the Fund who are not interested persons of the Underwriter.

               13.  NOTICES.

               Any notice under this Agreement shall be in writing, addressed, delivered, or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

               IN WITNESS WHEREOF, The Fund and the Underwriter have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                    Advantus Real Estate Securities Fund, Inc.


                                    By________________________________________
                                                  William N. Westhoff
                                    Its President


                                    Securian Financial Services, Inc.


                                    By________________________________________
                                                 George I. Connolly
                                    Its President

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                                   SCHEDULE A

               The Underwriter shall receive, as compensation for its services pursuant to this Agreement, a front-end sales charge for each investment in the Fund's Class A shares, or a contingent deferred sales charge in certain circumstances, which shall be a percentage of the offering price of such Class A shares, as determined in accordance with the Fund's currently effective Prospectus, determined in accordance with the following table:

                                                                       FRONT-END SALES CHARGE
                                                                           AS A PERCENTAGE OF
               AMOUNT OF INVESTMENT                                          OFFERING PRICE
               --------------------                                    ----------------------
        Less than $50,000                                                      5.5%
        $50,000 but less than $100,000                                         4.5%
        $100,000 but less than $250,000                                        3.5%
        $250,000 but less than $500,000                                        2.5%
        $500,000 but less than $1,000,000                                      2.0%
        $1,000,000 or more(1)                                                  -0-


             The Underwriter shall also receive, as compensation for its services pursuant to this Agreement, a contingent deferred sales charge imposed in connection with certain redemptions of shares of the Fund designated as Class B shares, determined in accordance with the following table:

                                                           CONTINGENT DEFERRED SALES CHARGE
           SHARES PURCHASED                                         APPLICABLE YEAR
             IN AN AMOUNT                        1         2         3         4         5          6
             ------------                        ----------------------------------------------------
  Less than $50,000                                  5.0%    4.5%     3.5%   2.5%     1.5%     1.5%
  $50,000 but less than $100,000                     4.5     3.5      2.5    1.5      1.5      -0-
  $100,000 but less than $250,000                    3.5     2.5      1.5    1.5      -0-      -0-
  $250,000 but less than $500,000                    2.5     1.5      1.5    -0-      -0-      -0-
  $500,000 but less than $1,000,000                  1.5     1.5      -0-    -0-      -0-      -0-

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(1) The customer will not be assessed an initial sales charge for purchases of
Class A shares of at least $1,000,000, but a contingent deferred sales charge of 1.00% will be imposed if the customer redeems such shares within one year of the date of purchase.

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